November 15,2013

Independent Audit Committee - Crawford Dividend Opportunity Fund

c/o Huntington Asset Services, Inc.

Attn: Garry Hippenstiel

2960 N. Meridian Street, Suite 300

Indianapolis, IN 46208

Dear Audit Committee:

This is to confirm that the client-auditor relationship between Crawford Dividend Opportunity Fund, a series of the Unified Series Trust (SEC File Nos. 811-21237 and 333-100654) and Cohen Fund Audit Services, Ltd. has ceased.

Very truly yours,

COHEN FUND AUDIT SERVICES, LTD.

Certified Public Accountants

Cc:	U.S. Securities & Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

SECPSletters@sec.gov

COHEN FUND AUDIT SERVICES, LTD. | CLEVELAND | COLUMBUS | MILWAUKEE | 216.649.1700 Registered with the Public Company Accounting Oversight Board.	cohenfund.com